EXHIBIT 10.6

MALVERN FEDERAL BANCORP, INC.
MALVERN FEDERAL SAVINGS BANK
EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of ________ 2008, by and among Malvern Federal Bancorp, Inc. (the “Corporation”), Malvern Federal Savings Bank (the “Bank”), a federally chartered savings bank which will become a wholly owned subsidiary of the Corporation, and Dennis Boyle (the “Executive”).

WITNESSETH

          WHEREAS, the Executive is currently employed as the Chief Financial Officer of the Corporation and as the Senior Vice President, Treasurer and Chief Financial Officer of the Bank (the Corporation and the Bank are referred to together herein as the “Employers”);

          WHEREAS, the Bank has adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and a Plan of Stock Issuance pursuant to which the Bank will reorganize from its current structure as a mutual savings bank to the mutual holding company structure, with the Bank to become a wholly owned subsidiary of the Corporation (the “Reorganization”);

          WHEREAS, the Employers desire to assure themselves of the continued availability of the Executive’s services as provided in this Agreement; and

          WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

          1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

          (a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the sum of (i) the annual rate of Base Salary as of the Date of Termination, and (ii) the cash bonus, if any, earned by the Executive for the calendar year immediately preceding the year in which the Date of Termination occurs.

          (b) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

          (c) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

          (d) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder, provided that neither the Reorganization nor any increase in the ownership of the Corporation by Malvern Federal Mutual Holding Company shall be deemed to constitute a Change in Control.

          (e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

          (f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

          (g) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

          (h) Effective Date. “Effective Date” shall mean the date on which the Reorganization is completed.

          (i) ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          (j) Good Reason. “Good Reason” means the occurrence of any of the following conditions:

          (i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

          (k) IRS. IRS shall mean the Internal Revenue Service.

          (l) Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Employers terminate the Executive’s employment for Cause, and (iv) is given in the manner specified in Section 10 hereof.

          (m) Retirement. “Retirement” shall means voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan.

          2. Term of Employment and Duties.

          (a) The Employers hereby employ the Executive as the Chief Financial Officer of the Corporation and as the Senior Vice President, Treasurer and Chief Financial Officer of the Bank, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for two years commencing on the Effective Date. Upon approval of the Board of Directors of each of the Employers, the term of employment shall extend for an additional year on each annual anniversary of the Effective Date such that at any time the remaining term of this Agreement shall be from one to two years in the absence of notice to the contrary. Prior to each annual anniversary of the Effective Date, the Board of Directors of each of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance hereunder) an extension of the term of this Agreement, and the term shall continue to extend on each annual anniversary of the Effective Date if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such anniversary date. If the Board of Directors of either of the Employers elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended as of any anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

          (b) Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment during the term of this Agreement for any reason, provided that the relative rights and obligations of the Employers and the Executive in the event of any such termination shall be determined under this Agreement.

          (c) During the term of this Agreement, the Executive shall be responsible for the preparation of the financial statements of the Employers and the implementation of all accounting policies of the Employers. The Executive shall report directly to the President and Chief Executive Officer of the Employers. In addition, the Executive shall perform such executive services for the Employers as may be consistent with his titles and from time to time assigned to him by the President and Chief Executive Officer of the Employers.

          3. Compensation and Benefits.

          (a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $__________ per year (“Base Salary”), which may be increased from time to time in such amounts as may be mutually determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

          (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

          (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

         (d) The Executive’s compensation, benefits, severance and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer; provided, however, that if the Executive devotes less than 10% of his time to the Corporation, all of such amounts shall be paid by the Bank. No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

          4. Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

          5. Termination.

          (a) The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

          (b) In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

          (c) In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

          (d) In the event that prior to a Change in Control (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employers shall:

          (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to one (1) times his Base Salary, and

          (B) maintain and provide for a period ending at the earlier of (i) twelve (12) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the continued participation of the Executive and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employers in which the Executive and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(f) below.

          (e) In the event that either concurrently with or following a Change in Control (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 6 hereof, if applicable,

          (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to two (2) times his Annual Compensation, and

          (B) maintain and provide for a period ending at the earlier of (i) twenty-four (24) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the continued participation of the Executive and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employers in which the Executive and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(f) below.

          (f) Any insurance premiums payable by the Employers or any successors pursuant to this Section 5 shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; provided, however, that if the Executive’s participation in any group insurance plan is barred, the Employers shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.

          6. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. In no event shall the payments and benefits payable under Section 5 exceed three times the Executive’s average taxable income from the Employers for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

          7. Mitigation; Exclusivity of Benefits.

          (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(B) and 5(e)(B) above.

          (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

          8. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers shall determine are required to be withheld pursuant to any applicable law or regulation.

          9. Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

          10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Malvern Federal Savings Bank
42 East Lancaster Avenue
Paoli, Pennsylvania 19301

To the Corporation:	Secretary
Malvern Federal Bancorp, Inc.
42 East Lancaster Avenue
Paoli, Pennsylvania 19301

To the Executive:	Dennis Boyle
At the address last appearing on
the personnel records of the Employers

          11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

          12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

          13. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

          14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          16. Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          18. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 563.39(b) of the Office of Thrift Supervision (“OTS”) Rules and Regulations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

          (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

          (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

          (c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

          (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

          19. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

          20. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	MALVERN FEDERAL BANCORP, INC.

By:

Shirley Stanke	F. Claire Hughes, Jr.
Corporate Secretary	Chairman of the Board

Attest:	MALVERN FEDERAL SAVINGS BANK

By:

Shirley Stanke	F. Claire Hughes, Jr.
Corporate Secretary	Chairman of the Board

EXECUTIVE

By:

Dennis Boyle